EVERGREENBANCORP, INC. ISSUES $5 MILLION
OF TRUST PREFERRED SECURITIES

SEATTLE, WA – (MARKETWIRE) – April 24, 2007 – EvergreenBancorp, Inc. (OTCBB:EVGG), the holding company for EvergreenBank announced today that it recently completed the sale of trust preferred securities in the aggregate amount of $5 million. The securities were issued by an unconsolidated special purpose business trust formed by Evergreen and were sold in a pooled offering that closed on April 13, 2007.

The trust preferred securities have a rate of interest that will be reset quarterly, equal to three-month LIBOR plus 1.65%.

Net proceeds from the trust preferred issuance will be used by EvergreenBancorp to call certain trust preferred securities issued in May 2002. The Company intends to call $5 million of junior subordinated debentures and concurrently redeem related trust preferred securities issued to the public.

President and CEO Gerald Hatler said, “This most recent trust preferred issuance was originated to refinance the trust preferred securities issued in 2002. This action will contribute to a reduction in funding costs for EvergreenBank which in turn will positively impact the bank’s net interest margin. Due to the timing of the transaction, the positive impacts are anticipated to begin to show up in the third quarter of 2007.”

EvergreenBancorp, Inc. is a bank holding company headquartered in Seattle, Washington. Its wholly-owned subsidiary, EvergreenBank, was formed in 1971 and is an independent community bank with six offices in Seattle, Bellevue, Lynnwood, and Federal Way. It offers a full suite of personal and business banking services. Services include commercial, real estate, and consumer lending; savings, checking, and certificate of deposit accounts; health savings accounts; Internet banking; and merchant credit card processing services.

EvergreenBancorp stock trades on the Over-The-Counter Bulletin Board under the EVGG symbol. Visit www.EvergreenBancorp.com to learn more.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities law of any state.

This press release contains “forward-looking statements” within the meaning of federal securities law, including statements concerning business strategies and their intended results, and similar statements concerning expectations that are not historical facts. The forward-looking statements in this press release are subject to numerous risks and uncertainties, including the effects of economic conditions, demand for financial services, competitive conditions, regulatory changes, and the availability of capital to finance growth, which could cause actual results to differ materially from those expressed in or implied by the statements herein.

Contact:
Gordon D. Browning
Executive VP & CFO
206/749-7350
gordon.browning@evergreenbank.com